Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit 10.48

DEVELOPMENT AND LICENSE AGREEMENT

BETWEEN

DURECT CORPORATION

AND

NYCOMED DANMARK APS

DATED AS OF

NOVEMBER 29TH, 2006

DEVELOPMENT AND LICENSE AGREEMENT

THIS DEVELOPMENT AND LICENSE AGREEMENT (this “Agreement”), effective as of November 29th, 2006 (“Effective Date”), is entered into by and between DURECT Corporation, a corporation organized and existing under the laws of the State of Delaware, having offices located at 2 Results Way, Cupertino, CA 95014 (“DURECT”), and NYCOMED Danmark ApS, a corporation organized under the laws of the Denmark, having offices located at Langebjerg 1, DK-4000 Roskilde, Denmark (“NYCOMED”).

PRELIMINARY STATEMENTS

A. DURECT owns and controls rights in and to the product known as SABER™-Bupivacaine or POSIDUR™ currently under development by DURECT.

B. NYCOMED is a pharmaceutical company possessing substantial expertise in the development and marketing of pharmaceutical products.

C. NYCOMED desires to participate in the development of such product and obtain a license for commercialization rights to such product in a specified territory, and DURECT desires NYCOMED to participate in such development and to grant such license for commercialization rights in such territory to NYCOMED.

D. DURECT and NYCOMED wish to enter into this Agreement to specify the rights and obligations of the parties with respect to the license for commercialization of the product granted herein, including the rights and obligations of the parties with respect to the development and commercialization of such product in the specified territory.

NOW THEREFORE, in consideration of the mutual covenants and agreements provided herein, the parties hereby agree as follows:

1. DEFINITIONS.

As used in this Agreement, the following terms shall have the meanings set forth in this Section 1:

* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.1 “Affiliate” means a Person or entity that directly or indirectly through one or more intermediates, controls, is controlled by, or is under common control with the person or entity specified. For the purpose of this definition, “control” shall mean with respect to an entity, the direct or indirect ownership of (a) more than fifty percent (50%) of the capital stock or share capital entitled to vote for the election of directors of the entity or (b) more than fifty percent (50%) of equity or voting interest of the entity. An entity will be an Affiliate for purposes of this Agreement only so long as it satisfies the definition set forth herein.

1.2 “Applicable Laws” shall mean all applicable laws, rules, regulations and guidelines that may apply to the development, marketing, manufacturing, packaging or sale of the Product in the Territory or the performance of either Party’s obligations under this Agreement including laws, regulations and guidelines governing the import, export, development, marketing, distributions and sale of the Product in the Territory, to the extent applicable and relevant, and including all MAAs in each Jurisdiction, all cGMP or Good Clinical Practices Standards or guidelines promulgated by the FDA, the EMEA or other Regulatory Authorities and including trade association guidelines, where applicable, as well as the U.S. export control laws and the U.S. Foreign Corrupt Practices Act.

1.3 “cGMP” shall mean current good manufacturing practice for medicinal products for human use as set forth in Commission Directive 2003/94/EC the EU Good Manufacturing Practice guideline, Volume 4 for medicinal products for Human and Veterinary Use, the European Pharmacopoeia and 21 U.S. Code of Federal Regulations parts 210 and 211, in each case, as amended from time to time.

1.4 “Clinical” when used with respect to studies or data refers to studies in humans.

1.5 “Clinical Trial” means an investigation in human subjects and/or patients intended to discover or verify the clinical, pharmacological and/or other pharmacodynamic effects of an investigational product(s), and/or to identify any adverse reactions to an investigational product(s), and/or to study absorption, distribution, metabolism, and excretion of an investigational product(s) with the objective of ascertaining its safety and/or efficacy.

1.6 “CMC” means chemistry, manufacturing and controls.

* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.7 “Committee” shall mean any of the “Joint Executive Committee” (JEC), the “Joint Development Committee” (JDC) or “Commercialization Committee” (CC) and, when used in the plural, shall mean all of them or more than one of them, as the case may be.

1.8 “Commercialization” or “Commercialize” shall mean the ongoing process and activities generally engaged in by a company marketing human pharmaceutical therapeutic products to establish and maintain a presence for such product in a given territory, including offering for sale, selling, marketing, promoting, distributing, importing and exporting such product.

1.9 “Commercially Reasonable Efforts” with respect to any activity shall mean the efforts that an established pharmaceutical company would devote to such activity with respect to its own comparable product, taking into account the reasonable sales and profitability potential of the product while promoting the therapeutic profile and benefits of the product in the most commercially reasonable beneficial and responsible manner, duly respecting external factors outside the Party’s control.

1.10 [* * *]

1.11 “Control” or “Controlled” means possession by a Party or its Affiliate of the right to grant to the other Party a license, sublicense or other right to use, of the scope provided for in this Agreement, to intangible or Intellectual Property Rights (including patent rights, Know-How, trade secrets, data and rights to access or cross-reference regulatory filings) without violating the terms of any Applicable Law, agreement or other arrangement with any Third Party existing at the time such Party or such Affiliate would be first required hereunder to grant the other Party such license, sublicense or other right.

1.12 “Cost” shall mean all internal and external costs, expenses, cost of labor and materials associated with an activity – see specifically also section 1.14 and section 1.38.

1.13 “CTA” shall mean a Clinical Trial Application filed with the EMEA or other applicable Regulatory Authority for authorization to commence Clinical Trials in a Jurisdiction.

1.14 “Development Costs” shall mean the Costs of performing the Development Program as calculated in accordance with Schedule 1.14. [* * *]

* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.15 “Development Data” means all Preclinical, Non-Clinical and Clinical data, including pharmacological, pharmacokinetic and toxicological data and all data included in any Regulatory Documentation, generated with respect to the Product that is Controlled at any time during the Term of this Agreement by a Party, or any Affiliate, subcontractor, agent, sublicensee thereof, or jointly by any of the foregoing.

1.16 “Development Program” shall mean the activities undertaken under this Agreement for developing and obtaining Regulatory Approval to Commercialize the Product in the EU and in the U.S. as described in the JDP.

1.17 “Dosage Form Development” means any pharmaceutical development activities for the Product that are necessary to design or modify a pharmaceutical formulation or dosage form to meet the desired Clinical or commercial drug delivery and dosing profile, as applicable, therefor, including in vitro studies on solubility, stability, physical and chemical characteristics, denaturation, particle formation, crystallization, micronization, excipient selection, compounding, mixing, sterilization, filtration and similar activities.

1.18 “DURECT Know-How” means Know-How related to the Product that is (a) Controlled by DURECT or any of its Affiliates during the Term of this Agreement and (b) useful for a Party, or its Affiliates and/or licensees to develop, make, have made, use, Commercialize and/or register the Product.

1.19 “DURECT Technology” means all Patents, DURECT Know-How and Inventions that are Controlled by DURECT or any of its Affiliates during the Term of the Agreement.

1.20 “EEA” shall mean the member states of the European Union and Norway, Iceland and Lichtenstein.

1.21 “EMEA” shall mean the European Medicines Agency and where and if applicable the European Commission, the Council of the European Union and the Committee for Medicinal Products for Human Use or any successor thereto.

1.22 “EU” shall mean the European Union including each of the member states as modified from time to time.

* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.23 “FDA” shall mean the United States Food and Drug Administration or any successor thereto.

1.24 “Field” shall mean all pharmaceutical applications for human health.

1.25 “First Commercial Sale” shall mean: (i) with respect to a Jurisdiction, the first sale for use, consumption or resale of Product by NYCOMED or an Affiliate or Sublicensee thereof to a Third Party in a bona fide arms’-length transaction in such Jurisdiction and (ii) with respect to the Territory, the First Commercial Sale in any Jurisdiction. A sale to an Affiliate shall not constitute a First Commercial Sale unless the Affiliate is the end-user of the Product. For avoidance of doubt, the provision of free samples of the Product shall not be construed to constitute a sale of the Product for purposes of this definition.

1.26 “GAAP” shall mean generally accepted accounting principles in the United States, consistently applied by the Party at issue.

1.27 “Generic Product” means any generic controlled release injectable bupivacaine pharmaceutical product that is bioequivalent to, substitutable for and is approved for the same labeled indication as the Product and is sold under Article 10 of the EU Directive 2001/83/EC or other Applicable Laws of the relevant Jurisdiction following the later of expiry in such Jurisdiction of: (i) the Marketing Exclusivity Rights for the Product or (ii) the last Patent containing one or more Valid Claims that would be infringed by the development, manufacture, sale, offer for sale, use, importation or exportation of such generic product.

1.28 “Governmental Entity” shall mean any regional, central, federal, state, provincial or local court, commission or governmental, regulatory or administrative body, board, bureau, agency, instrumentality, authority or tribunal or any subdivision thereof.

1.29 “ICH Guidelines” shall mean the then-current guidelines applicable to pharmaceutical products adopted by the International Conference on Harmonization.

1.30 “Intellectual Property Rights” shall mean patents, copyrights, trade secrets, database rights, proprietary know-how and similar rights of any type (excluding trademarks) under the laws of any Governmental Entity, including all applications, registrations, extensions and renewals relating to any of the foregoing.

* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.31 “Inventions” means all Know-How related to Product (whether or not patentable) conceived and/or reduced to practice by or for a Party, or any Affiliate, subcontractor, agent, sublicensee thereof, or jointly by any of the foregoing, arising out of or in connection with performing the activities under this Agreement including the JDP.

1.32 “Jurisdiction” means a country within the Territory.

1.33 “Know-How” means all technical information and other technical subject matter, proprietary methods, ideas, concepts, formulations, discoveries, inventions, devices, technology, trade secrets, compositions, designs, formulae, know-how, show-how, specifications, drawings, techniques, results, processes, methods, procedures and/or designs whether or not patentable.

1.34 “MAA” shall mean a “Marketing Authorization Application” or other application for approval to market the Product submitted to the Governmental Entity of any Jurisdiction, including any Marketing Authorization, as amended or supplemented from time to time.

1.35 “Marketing Authorization” or “MA” means any registrations or authorizations (including the approval of an MAA) issued under Directive 2001/83/EC (as amended by Directive 2004/27) or local legislation deriving thereof, Council Regulation 726/04 and any amendments or replacements thereof or any national equivalents in relation to the Product.

1.36 “Major Market Country” shall mean any one of the following Jurisdictions: Germany, France, United Kingdom, Spain or Italy.

1.37 “Manufacture” shall mean any processes and operations with respect to manufacture of the Product including from the starting materials to semi-finished to the finished Product. This includes but is not limited to processing, filling, inspections, in-process controls, packaging, quality controls, quality assurance, release of Product, storage and preparing finished Product ready for shipment.

1.38 “Manufacturing Cost” shall mean [* * *]. The Supply Agreement shall specify the calculation of Manufacturing Cost.

1.39 “Marketing Exclusivity Right” means a marketing or data exclusivity right conferred as a result of (a) Article 10 of EU Directive 2001/83/EC and/or Article 3(3) of EU Regulation 726/2004/EC or (B) EU Regulations 141/2000/EC and/or 847/2000/E, as applicable,

* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

or any equivalent or similar rights in the Territory or Jurisdiction, successor legislations of any of the foregoing or subsequent legislation that has the effect of extending marketing or data exclusivity right to a pharmaceutical product.

1.40 “Non-Clinical” when used with respect to studies or data refers to safety, toxicology and other studies undertaken in non-human animals in support of Clinical Trials or otherwise required for Regulatory Approval.

1.41 “NDA” shall mean a “New Drug Application,” or other application for Regulatory Approval to market a product in the U.S. submitted to the FDA as amended or supplemented from time to time.

1.42 “Net Sales” means the total amount invoiced by NYCOMED, and/or its Affiliates and Sublicensees for sale or other commercial disposition of the Product (in its final, finished form for use by the end-user) to an unrelated Third Party in arms’-length transactions, less the following deductions in their normal and customary amounts:

(a) all trade, cash and quantity credits, discounts, refunds or rebates, including without limitation rebates accrued, incurred or paid to assistance program and any other price reduction required by governmental agency;

(b) allowances or credits for returns, including without limitation amounts received for sales which become the subject of a subsequent temporary or partial recall by regulatory agency for safety or efficacy reasons outside the control of NYCOMED, and retroactive price reductions (including managed care and similar types of rebates);

(c) Freight, postage, shipping, insurance, and packaging costs and other outbound transportation charges prepaid or allowed; and

(d) cost of export licenses and any taxes (excluding income taxes or similar taxes) fees or other charges associated with the exportation or importation of the Product.

For clarity, Net Sales shall be determined in accordance with GAAP and a sale or transfer by NYCOMED to its Affiliates and/or Sublicensees for resale by such Affiliate and/or Sublicensee shall not be considered a sale for the purpose of this provision but the resale by such Affiliate and/or Sublicensee to a Third Party shall be a sale for such purposes. Transfer for Preclinical Trials and Clinical Trials, testing or market research or promotional purposes shall not be a sale for the purpose of calculating Net Sales.

* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.43 “Party” shall mean DURECT or NYCOMED, as the case may be, and, when used in the plural, shall mean DURECT and NYCOMED.

1.44 “Patents” means the patents and patent applications identified on Schedule 1.44 related to Product in the Territory, all patents issuing from any such applications, and any other patents in the Territory issuing from applications that claim the same priority entitlement as any of the patents and patent applications identified on Schedule 1.44, and to the extent applicable to the Product in the Territory and Controlled by DURECT or any of its Affiliates at any time during the Term of this Agreement: (i) all other patents and patent applications (including those covering design or utility models) that relate to the Product (including components thereof), its formulation or composition, or method of manufacture or use, (ii) all other patents and patent applications that relate to DURECT Know-How, (iii) all patents and patent applications to Inventions owned by DURECT under Section 9.1 and (iv) any provisionals, continuations, divisionals, continuation-in-part applications, substitutions, reissues, renewals, re-examinations, supplementary protection certificates, extensions, registrations, confirmations, successor protective rights or subsequently issued protective rights of similar nature of any of the above.

1.45 “Person” shall mean an individual or a corporation, partnership, association, trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

1.46 “POSIDUR™” shall mean the trademark rights to the mark POSIDUR and similar rights under the laws of any Governmental Entity, including all goodwill associated therewith, and all applications, registrations, extensions and renewals relating thereto.

1.47 “Preclinical” when used with respect to studies or data refers to preliminary pharmacological studies undertaken in non-human animals, but not necessarily for purposes of submission in support of Regulatory Approval.

1.48 “Pricing” or “Pricing Approval” shall mean any approval or authorization of any Governmental Entity, establishing a pricing scheme for Product in the Territory.

* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.49 “Product” shall mean DURECT’s formulated product for use in the Field currently known as SABER™-Bupivacaine or POSIDUR™ as of the Effective Date as described in Schedule 1.49 hereto. Product shall include all, reformulations, line extensions and/or improvements which come into existence in accordance with Section 2.1(b)(v), [* * *].

1.50 “Regulatory Approval” shall mean, with respect to one or more countries, final approval of the Regulatory Approval Application for the Product filed in such country(ies) including an approved NDA in the U.S. or MA in the EU and approved Pricing and Reimbursement, or equivalent local final approvals in Jurisdictions outside of the EU.

1.51 “Regulatory Approval Application” shall mean a new drug application, health registration, marketing authorization application, common technical document, regulatory submission, notice of compliance or equivalent application (excluding local and general business licenses and permits) required to be approved before commercial sale or use of the Product as a pharmaceutical or medicinal product (including any Pricing and Reimbursement Approvals) in a country, together with all subsequent submissions, supplements and amendments thereto, including an NDA in the U.S. or MAA in the EU or local approvals in the Non-EU Jurisdictions.

1.52 “Regulatory Authority” shall mean the EMEA, FDA, and any health regulatory authorities in the Territory or Jurisdiction that hold responsibility for the regulation of and/or the Reimbursement of medicinal products intended for human use.

1.53 “Regulatory Documentation” shall mean all submissions to Governmental Entities, including for Clinical Trials, tests, and biostudies, relating to the Product, including all CTAs and MAAs, as well as all correspondence with Governmental Entities (registration and licenses, Pricing and Reimbursement correspondence, regulatory drug lists, advertising and promotion documents), adverse event files, complaint files, manufacturing records and inspection reports.

1.54 “Reimbursement” or “Reimbursement Approval” shall mean the official decision by the relevant reimbursing body in any Jurisdiction establishing a reimbursement scheme to cover the costs related to the treatment of patients with the Product.

* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.55 “SABERTM Delivery System” means DURECT’s injectable non-polymeric, high viscosity liquid carrier system for imparting controlled release to active ingredients, including any and all Intellectual Property Rights therein and thereto.

1.56 [* * *]

1.57 “Specifications” shall mean the specifications for the Product as agreed upon by the JDC, considering the applicable regulatory requirements in the Territory and U.S., as may be amended from time to time.

1.58 “Territory” shall mean the countries listed in Schedule 1.58 hereto, as modified from time to time in accordance with the terms of this Agreement.

1.59 “Third Party” shall mean any Person who or which is neither a Party nor an Affiliate of a Party.

1.60 “Unit” shall mean a single vial of the Product as Commercialized in the Territory corresponding to one treatment.

1.61 “U.S.” shall mean the United States of America, including all states and territories.

1.62 “Valid Claim” means a claim [* * *].

1.63 Other Definitions.

Each of the following terms is defined in the Section set forth opposite such term below:

[* * *]

“Adverse Event” –Section 4.8.

“Agreement” —Preamble

“Accelerated Arbitration Provisions” —Section 14.12(c)

“Annual Net Sales Period”—Section 6.2(a)

“Audited Party” — Section 7.4

“Auditing Party” — Section 7.4

“CEO Resolution Period” – Section 2.1(d)

“Clinical Trial Supplies”—Section 4.3(f)

* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Commercialization Committee” or “CC” — Section 2.3(a)

“Confidential Information”—Section 10.4

“CMO”—Section 8.1

“CRO”—Section 13.8(d)

“Damages” — Section 12.1

[* * *]

“JDP Budget” — Section 4.1

“Dispute” —Section 14.12(b)

[* * *]

“DURECT”—Preamble

“DURECT Related Party”—Section 12.2

“Effective Date” —Preamble.

“Expedited Rules” — Section 14.12(c)

“Force Majeure”— Section 14.14

“Indemnified Party” —Section 12.4.

“Indemnifying Party” — Section 12.4

“JDP Budget” – Section 4.1

“Joint Development Committee” or “JDC” — Section 2.2(a)

“Joint Development Plan” or “JDP” — Section 4.1

“Joint Executive Committee” or “JEC” — Section 2.1(a)

“Know-How Royalty Term” — Section 6.2(b)

“Marketing Plan” –Section 5.2.

[* * *]

[* * *]

“Non-EU Jurisdictions”—Section 4.3(d)

“NYCOMED”—Preamble

“NYCOMED Related Party”—Section 12.1

“One-Time Payment”—Section 6.1

“Patent Term Extensions” —Section 9.3.

“Patent Royalty Term” —Section 6.2(a)

“Pharmacovigilance Agreement” –Section 4.8

* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Post-Registration Plan” –Section 4.2

[* * *]

[* * *]

[* * *]

“Relevant Third Party Claim”—Section 9.6(b)

“Relevant Third Party Infringement”—Section 9.4(a)(i)

“Royalties” —Section 6.2

“Rules” – Section 14.12 (b)

[* * *]

“Serious Adverse Drug Experience”—Section 13.2

“SPC”—Section 9.3.

[* * *]

“Sublicense” — Section 3.1(b)

[* * *]

“Supply Agreement”—Section 8.1

“Technical Agreement” – Section 8.1

“Terminated Countries”—Section 5.6

“Transfer Price” — Section 8.2

1.64 Interpretation

(a) Whenever any provision of this Agreement uses the term “including” (or “includes”), such term shall be deemed to mean “including without limitation” and “including but not limited to” (or “includes without limitations” and “includes but is not limited to”) regardless of whether the words “without limitation” or “but not limited to” actually follow the term “including” (or “includes”);

(b) “Herein”, “hereby”, “hereunder”, “hereof” and other equivalent words shall refer to this Agreement in its entirety and not solely to the particular portion of this Agreement in which any such word is used;

(c) All definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural;

* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d) Wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;

(e) The recitals set forth at the start of this Agreement, along with the Exhibits and Schedules to this Agreement, and the terms and conditions incorporated in such recital, Exhibits and Schedules shall be deemed integral parts of this Agreement and all references in this Agreement to this Agreement shall encompass such recitals, Exhibits and Schedules and the terms and conditions incorporated in such recitals, Exhibits and Schedules, provided, that in the event of any conflict between the terms and conditions of this Agreement and any terms and conditions set forth in the Exhibits and Schedules, the terms of this Agreement shall control;

(f) In the event of any conflict between the terms and conditions of this Agreement and any terms and conditions that may be set forth on any order, invoice, verbal agreement or otherwise, the terms and conditions of this Agreement shall govern;

(g) The Agreement shall be construed as if both Parties drafted it jointly, and shall not be construed against either Party as principal drafter;

(h) Unless otherwise provided, all references to Sections, Schedules and Exhibits in this Agreement are to Sections, Schedules and Exhibits of and to this Agreement;

(i) All references to days, months, quarters or years are references to calendar days, calendar months, calendar quarters or calendar years unless otherwise expressly provided; references to a “business day” herein shall mean a day when both NYCOMED and DURECT corporate headquarters are open during regular business hours for the conduct of normal business operations.

(j) Any reference to any federal, national, state, local or foreign statute or law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise;

(k) Any requirements of notice or notification by one Party to another shall be construed to mean written notice in accordance with Section 14.5; and

* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(l) Wherever used, the word “shall” and the word “will” are each understood to be imperative or mandatory in nature and are interchangeable with one another.

2. GOVERNANCE.

2.1 Joint Executive Committee.

(a) Members; Officers. The Parties hereby establish a joint executive committee (the “Joint Executive Committee” or “JEC”), which shall consist of up to [* * *] members with an equal number of members from each of DURECT and NYCOMED. The initial members of the JEC are set forth on Schedule 2.1, as may be amended by the designating Party from time to time. Representatives of the JEC shall be employees of the respective Party. Each of DURECT and NYCOMED may replace any or all of its representatives on the JEC at any time upon written notice to the other Party. Any member of the JEC may designate a substitute with due authority to temporarily attend and perform the functions of that member at any meeting of the JEC. DURECT and NYCOMED each may, in its discretion, invite non-member representatives that are employees (unless otherwise agreed to in writing by the Parties) of such Party to attend meetings of the JEC. [* * *].

(b) Responsibilities. The JEC shall perform the following functions:

(i) manage and oversee the interactions and performance of the Parties pursuant to the terms of this Agreement (hereunder the development, Regulatory Approval process in the U.S. and the Territory), [* * *];

(ii) review and decide strategic decisions and other strategic matters referred to the JEC by the JDC;

(iii) [* * *];

(iv) [* * *];

(v) [* * *];

(vi) [* * *];

(vii) [* * *];

* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(viii) [* * *];

(ix) [* * *];

(x) [* * *];

(xi) [* * *]; and

(xii) have such other responsibilities as may be assigned to the JEC pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.

(c) Meetings. The JEC shall meet in person, by video teleconference or by telephone initially at least [* * *], and more frequently as DURECT and NYCOMED deem appropriate or as required to resolve disputes, disagreements or deadlocks in the JDC, on such dates, and at such places and times, as the Parties shall agree. From time to time, each Party may request a JEC meeting upon notice to the other Party specifying the subject matters to be discussed, and the Parties shall convene such JEC meeting [* * *] business days of the date of the notice. Meetings of the JEC that are held in person shall alternate between the offices of DURECT and NYCOMED, or such other place as the Parties may agree. The members of the JEC also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate.

(d) Decision-making. The JEC may make decisions with respect to any subject matter that is subject to the JEC’s decision-making authority and functions as set forth in Section 2.1(b). All decisions of the JEC shall be made by unanimous vote or written consent, with DURECT and NYCOMED each having, collectively, one vote in all decisions. The JEC shall use Commercially Reasonable Efforts to resolve the matters within its roles and functions or otherwise referred to it. With respect to all matters that are subject to the JEC’s decision-making authority, if the JEC cannot reach consensus within [* * *] business days after it has met and attempted to reach such consensus, the matter shall be referred on the eleventh business day to the chief executive officers (“CEOs”) of NYCOMED and DURECT who shall meet as soon as practicable, but no later than [* * *] business days after such referral, to

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attempt in good faith to resolve the dispute. If the dispute is not resolved by the CEOs by mutual agreement within [* * *] business days after a meeting to discuss the dispute (such [* * *] business day period after the meeting of the CEOs shall be referred to as the “CEO Resolution Period”), the dispute shall be resolved as follows:

(i) [* * *]

(ii) [* * *]

(iii) If the dispute concerns any matter other than set forth in Sections 2.1(d)(i) and (ii), then either Party may at any time thereafter provide the other Party notice of its decision to institute dispute resolution procedures under Section 14.12, provided, however, that Section 14.12(a) shall not apply.

2.2 Joint Development Committee.

(a) Members; Officers. The Parties hereby establish a joint development committee (the “Joint Development Committee” or “JDC”), which shall consist of equal number of representatives from each of DURECT and NYCOMED, up to [* * *] members from each Party on such Committee unless otherwise agreed to by the Parties in writing. The initial representatives on the JDC are set forth on Schedule 2.2, as may be amended by the designating Party from time to time. Each of DURECT and NYCOMED may replace any or all of its representatives on the JDC at any time upon notice to the other Party. Such representatives shall be employees of each such Party, and those representatives of each such Party shall, individually or collectively, have expertise in pharmaceutical drug development, regulatory matters, Clinical Trials, and/or other expertise to the extent relevant. Any member of the JDC may designate a substitute with due authority to temporarily attend and perform the functions of that member at any meeting of the JDC. DURECT and NYCOMED each may, in its discretion, invite non-member representatives that are employees of or external consultants retained by either NYCOMED or DURECT (unless otherwise agreed to in writing by the Parties) to attend meetings of the JDC, provided that such external consultants have signed customary confidentiality agreements. [* * *] The secretary of the JDC shall [* * *].

* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) Responsibilities. The JDC shall perform the following functions:

(i) oversee the implementation of the Development Program in accordance with the JDP;

(ii) oversee the development of the Product in Non-EU Jurisdictions;

(iii) [* * *];

(iv) [* * *];

(v) [* * *];

(vi) [* * *];

(vii) [* * *];

(viii) [* * *];

(ix) [* * *];

(x) [* * *];

(xi) [* * *];

(xii) [* * *];

(xiii) [* * *];

(xiv) [* * *]; and

(xv) have such other responsibilities as may be assigned to the JDC pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.

(c) Meetings. The JDC shall meet in person, by video teleconference or by telephone initially at least [* * *], and more or less frequently as DURECT and NYCOMED deem appropriate or as reasonably requested by either such Party, on such dates, and at such places and times, as such Parties shall agree. From time to time, each Party may request a JDC meeting upon written notice to the other Party specifying the subject matters to be discussed, and the Parties shall convene such JDC meeting within [* * *] business days of the date of the

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notice. Meetings of the JDC that are held in person shall alternate between the offices of DURECT and NYCOMED, or such other place as such Parties may agree. The members of the JDC also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate.

(d) Decision-making. The JDC may make decisions with respect to any subject matter that is subject to the JDC’s decision-making authority and functions as set forth in Section 2.2(b). All decisions of the JDC shall be made by unanimous vote or written consent, with DURECT and NYCOMED each having, collectively, one vote in all decisions. If, with respect to any matter that is subject to the JDC’s decision-making authority, after all reasonable efforts to reach consensus have been exhausted, the JDC cannot reach consensus within [* * *] business days after it has first met and attempted to reach such consensus, the matter shall be referred on the [* * *] business day to the JEC for resolution. For all purposes under this Agreement, any decision made pursuant to this Section 2.2(d) shall be deemed to be the decision of the JDC.

2.3 Commercialization Committee.

(a) Members; Officers. At such time as NYCOMED deems appropriate, however not later than upon the submission of MAA in the EU, NYCOMED shall establish a commercialization committee (the “Commercialization Committee” or “CC”), which shall consist of representatives from each of DURECT and NYCOMED. Each of DURECT and NYCOMED may replace any or all of its representatives on the CC at any time upon written notice to the other Party. Such representatives shall be employees of each such Party, and those representatives of each such Party shall, individually or collectively, have expertise in marketing and sales of pharmaceutical products. Any member of the CC may designate a substitute with due authority to temporarily attend and perform the functions of that member at any meeting of the CC. DURECT and NYCOMED each may, in its discretion, invite non-member representatives that are employees of or external consultants retained by either NYCOMED or DURECT (unless otherwise agreed to in writing by the Parties) to attend meetings of the CC, provided that such external consultants have signed customary confidentiality agreements. [* * *] The CC shall not have any decision-making authority unless otherwise agreed in writing between the Parties.

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(b) Responsibilities. The CC shall perform the following functions:

(i) [* * *];

(ii) [* * *];

(iii) [* * *];

(iv) [* * *];

(v) [* * *];

(vi) [* * *];

(vii) [* * *];

(viii) [* * *];

(ix) [* * *];

(x) [* * *] ;

(xi) [* * *];

(xii) [* * *]; and

(xiii) have such other responsibilities as may be assigned to the CC pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.

(c) Meetings. The CC shall meet in person, by video teleconference or by telephone at least [* * *], and more frequently as NYCOMED deems appropriate or as reasonably requested by either such Party, on such dates, and at such places and times, as such Parties shall agree. From time to time, each Party may request a CC meeting upon written notice to the other Party specifying the subject matters to be discussed, and the Parties shall convene such CC meeting within [* * *] business days of the date of the notice. Meetings of the CC that are held in person shall alternate between the offices of DURECT and NYCOMED, or such other place as the Parties may agree. The members of the CC may also

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convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate.

2.4 Minutes of JEC and JDC Meetings.

(a) Subject to Section 2.4(b), definitive minutes of all JEC and JDC meetings shall be finalized no later than [* * *] business days after the meeting to which the minutes pertain, as follows:

(i) Within [* * *] business days after a JEC or a JDC meeting, the secretary of such JEC or JDC shall prepare and distribute to all members of such JEC or JDC draft minutes of the meeting. [* * *].

(ii) The secretary of such JEC or JDC shall have [* * *] business days after distribution of the draft minutes to discuss each JEC or JDC member’s comments and finalize the minutes. The secretary and chairperson(s) of such JEC and JDC shall each sign and date the final minutes. The signature of such chairperson(s) and secretary upon the final minutes shall indicate each Party’s assent to the minutes.

(b) If at any time during the preparation and finalization of JEC or JDC meeting minutes, the JEC and JDC members do not agree on any issue with respect to the minutes, such issue shall be resolved as provided in Section 2.1(d) or 2.2(d), as the case may be. The decision resulting from the foregoing process shall be recorded by the secretary in amended finalized minutes for said meeting. All other issues in the minutes that are not subject to the foregoing process shall be finalized within the [* * *]business day period as provided in Section 2.4(a).

2.5 Term. [* * *]

2.6 Expenses. [* * *]

2.7 Scope of Committees. NYCOMED and DURECT have chartered the Committees with a belief that vigorous interaction and cooperation between the Parties are essential for the success of the Product. For the JEC and JDC, each Party shall use all reasonable efforts to reach consensus decisions at the JEC or JDC level respectively. Nothing in this Section 2, and no decision made by the JEC or JDC under Sections 2.1(d) or 2.2 (d) shall be deemed to modify or

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supersede any express term or condition set forth in this Agreement, nor any decision or decision-making authority expressly provided to a Party in this Agreement. For clarity, no Committee shall have the authority to make any determination that any Party is in breach of this Agreement.

3. GRANT OF RIGHTS.

3.1 Rights Granted to NYCOMED.

(a) On the terms and subject to the conditions of this Agreement and in consideration of the One-Time Payment and Royalties, DURECT hereby grants to NYCOMED (i) the exclusive right and license to Commercialize the Product in the Territory, including the right to record sales for its own account and (ii) an exclusive license (with rights to sublicense subject to Section 3.1(b) below) under the DURECT Technology solely for use in connection with NYCOMED’s Commercialization of the Product in the Territory and to otherwise exercise NYCOMED’s rights and perform its obligations under this Agreement including carrying out such Clinical Trials, filing of MAAs and amending Marketing Authorizations, in each case in the Territory, as contemplated under the terms of this Agreement.

(b) [* * *]

3.2 Exclusivity.

(a) During the Term of this Agreement, DURECT and its Affiliates shall not develop (except in performance of this Agreement) nor Commercialize, and shall not grant any rights or licenses to any Third Party to develop (except in performance of this Agreement) or Commercialize the Product in the Territory.

(b) [* * *].

(c) [* * *].

(d) [* * *].

3.3 Activities Outside the Territory. NYCOMED acknowledges that DURECT retains all rights in and to the Product outside the Territory. [* * *]

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3.4 Trademarks; Logos.

(a) [* * *]

(b) [* * *]

(c) [* * *].

(d) [* * *]

4. DEVELOPMENT AND REGULATORY

4.1 Joint Development Plan. The “Joint Development Plan” or “JDP” agreed to by the Parties sets forth the Development Program including on a calendar year-by-calendar year basis through final Regulatory Approval in the EU and the U.S.: (i) the development, scientific, medical, regulatory and other activities including Clinical Trials, Non-Clinical studies, Dosage Form Development, manufacturing process development, scale-up and validation, CMC, ICH registration batches, pre-approval inspections and preparation, pharmaceutical development including quality control and stability and manufacturing qualification under this Agreement for the development of the Product through Regulatory Approval in both the U.S. and the EU; (ii) the estimated budget for each development activity, and estimated over-all budget for performance of all development activities under the JDP (“JDP Budget”); (iii) target Product profiles; (iv) timelines and (v) subject to Section 4.3, the allocation of the respective responsibilities of DURECT and NYCOMED regarding development activities. The JDP shall be updated by and reviewed by the JDC at least once [* * *] by a date no later than [* * *] so as to cover any other amendments, and each amendment shall be approved by the JEC.

4.2 Post-Registration Development. After Regulatory Approval of the Product in the EU, NYCOMED shall develop a plan for post-Registration development activities (including phase IV Clinical Trials), if applicable, to be performed for the purpose of providing marketing support for the Product in the Territory (“Post-Registration Plan”). [* * *]

4.3 Development of Product in the Territory. Under the supervision and auspices of the JDC, the Parties shall have the following responsibilities relating to development of the Product in the Territory:

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(a) Notwithstanding anything herein to the contrary, DURECT or its designees shall at all times perform any Dosage Form Development, [* * *].

(b) DURECT and NYCOMED shall mutually agree and be jointly responsible for the preparation of all protocols of Clinical Trials and Non-Clinical studies (which shall be reviewed and approved by the JDC in accordance with Section 2.2(b)(x)) and the conduct of the Development Program in accordance with the JDP.

(c) NYCOMED shall be responsible for the preparation of all phase IV protocols [* * *] and the conduct of phase IV Clinical Trials and other activities set forth in the Post Registration Plan for the Territory.

(d) Subject to review by the JDC, NYCOMED shall perform, subject to Section 4.6 and 5.6, all development work not provided for in the JDP necessary for Regulatory Approval of the Product in all Jurisdictions in the Territory outside of the EU (the “Non-EU Jurisdictions”).

(e) DURECT shall be responsible for all development work not provided for in the JDP necessary for Regulatory Approval of the Product outside the Territory.

(f) DURECT shall supply all Product as necessary and/or desirable for development of the Product in the Territory (“Clinical Trial Supplies”). DURECT shall use Commercially Reasonable Efforts to supply Clinical Trial Supplies in accordance with, in all material respects, [* * *].

(g) In connection with performing its obligations to develop the Product, each of DURECT and NYCOMED shall use Commercially Reasonable Efforts to perform such responsibilities assigned to it hereunder. Without limiting the generality of the foregoing, each Party shall:

(i) cooperate with the other Party to implement the JDP, [* * *], and such other activities as contemplated in the Agreement;

(ii) use Commercially Reasonable Efforts to perform the work set out for such Party to perform in the JDP or otherwise set forth in this Agreement, in good scientific manner, and in compliance with all requirements of Applicable Laws to attempt to achieve the objectives of such plans efficiently and expeditiously; and

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(iii) completely and accurately record in writing all work done and results achieved in connection with the development of the Product hereunder in the form required under all Applicable Laws.

4.4 Ownership and Exchange of Data and Know-How.

(a) During the Term of this Agreement, subject to applicable confidentiality agreements binding on such Party, each Party shall promptly provide to the other Party copies of all (i) Know-How related to the Product and Development Data that is in existence as of the Effective Date and that is developed, acquired or Controlled by such Party during the Term, as required or useful to perform the JDP and Post-Registration Plan or exercise its rights and obligations under the Agreement, as may be requested by a Party from time to time, and (ii) all material safety information concerning the Product of which it becomes aware.

(b) As between the Parties, DURECT shall own all Development Data. DURECT hereby grants NYCOMED the exclusive right and license in the Territory and in the Field during the Term to use all such Development Data for all purposes necessary to allow NYCOMED to exercise its rights and perform its obligations under this Agreement. [* * *]

4.5 Funding of Development.

(a) From and after the Effective Date, unless otherwise specifically provided for herein, each of DURECT and NYCOMED shall be responsible for the Development Costs listed below its name in the following table:

DURECT	NYCOMED
Fifty percent (50%) of the Development Costs under the JDP for the Product	Fifty percent (50%) of the Development Costs under the JDP for the Product
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]

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(b) With respect to those Development Costs to be shared between DURECT and NYCOMED pursuant to the above table, within [* * *] calendar days after the end of each month, DURECT and/or NYCOMED, as the case may be, shall provide to the other Party an invoice in an amount equal to the proportion of such Development Costs incurred by such Party in such month as in accordance with the JDP. Payment terms shall be net [* * *] days from the date of each Party’s receipt of any correct invoice. Payments shall be sent to the “Remit to” address set forth on the invoice. Each Party shall pay the other a late charge of [* * *] (or the maximum interest allowable by Applicable Law, whichever is less) for each invoice past due for more than [* * *] days from the date of such Party’s receipt of any correct invoice. Should a Party dispute any portion of an invoice, it shall not be required to pay any portion of such invoice until such time as the dispute is resolved and such disputing Party receives a fully corrected invoice; provided that, in such an event, the other Party shall have the option of issuing a new, correct invoice for the portion of the original invoice not in dispute, and the disputing Party shall pay such new invoice within the time limits set forth in this Section 4.5(b).

4.6 Regulatory Approvals.

(a) In the Territory. Except as otherwise provided under this Agreement or mutually agreed by DURECT and NYCOMED, during the Term of the Agreement, NYCOMED shall own all Regulatory Approvals for the Product in the Territory. Each Party shall in a timely manner provide the other Party with all Regulatory Documentation in such Party’s Control as reasonably requested by the other Party necessary for applying for such Regulatory Approval and CTAs. NYCOMED shall use Commercially Reasonable Efforts to obtain, Regulatory Approval including Pricing and Reimbursement Approval of the Product in each Jurisdiction necessary for Commercialization of the Product, provided however that [* * *] . To this end, NYCOMED shall use Commercially Reasonable Efforts to compile, submit and prosecute in a timely manner all necessary Regulatory Approval Applications, in a format acceptable to the applicable Regulatory Authorities in the Territory. NYCOMED shall submit proposed filings and correspondence to Regulatory Authorities in the Territory regarding major or material issues (e.g., [* * *]) to the JDC for its approval prior to submission to Regulatory

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Authorities. NYCOMED shall keep the JDC informed as to the status of such efforts, permit the JDC to review any revisions to any filings or communications with Regulatory Authorities during their preparation, and shall confer with the JDC regarding the preparation of such filings and communications and the Regulatory Approval process. During such process, DURECT shall collaborate and cooperate with NYCOMED in the preparation and filing of all Regulatory Documentation necessary therefor and all regulatory interactions and compliance with Regulatory Authorities in the Territory. If and when any Regulatory Approval is secured anywhere in the Territory, NYCOMED shall thereafter use Commercially Reasonable Efforts to maintain and renew such Regulatory Approval and pay all user fees and other Costs required to obtain and maintain such Regulatory Approval. Promptly following the Effective Date, DURECT shall transfer to NYCOMED all CTAs held by DURECT for the Product in the Territory as set-out in JDP, if any, including any draft CTA documents, and copies of all correspondence and notes of any oral communication with Regulatory Authorities regarding the Product in the Territory. NYCOMED shall then be responsible for reporting and other obligations to any Regulatory Authorities in the Territory as the holder of such CTA, except for any such obligation arising prior to the transfer date. NYCOMED shall within a reasonable time provide to DURECT copies of all Regulatory Documentation from or to such Regulatory Authorities concerning the Product in the Territory. At the request of NYCOMED, DURECT shall participate, at NYCOMED’s Cost, in any major conference or meeting with Regulatory Authorities with respect to the Product in the Territory, and in any event, DURECT shall have the right to attend and observe any Product-related conference or meeting with a Regulatory Authority at DURECT’s own Cost. NYCOMED shall notify DURECT in writing of its receipt of Regulatory Approval to market the Product in any Jurisdiction within [* * *] business days after receipt of any such approval.

(b) Outside the Territory. As between NYCOMED and DURECT, DURECT shall have sole responsibility and discretion as to obtaining Regulatory Approvals and shall own all Regulatory Approvals of the Product in all countries outside the Territory. DURECT shall provide copies of its filings and correspondence with the FDA regarding major or material issues (e.g., [* * *]) to the JDC and keep the JDC informed as to the status of such efforts and shall confer with the JDC regarding the preparation of such filings and

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communications and the Regulatory Approval process. At the request of DURECT, NYCOMED shall participate, at DURECT’s Cost, in any major conference or meeting with the FDA with respect to the Product. In addition, so long as DURECT retains sole Commercialization rights to the Product in the U.S., NYCOMED shall have the right to attend and observe at any product related conference or meeting with the FDA at NYCOMED’s own Cost. In the event that DURECT does not retain sole Commercialization rights to the Product in the U.S, then DURECT shall use Commercial Reasonable Efforts to retain NYCOMED’s right to attend and observe such conferences and meetings, provided however that in the event that the Third Party does not accept such right for NYCOMED despite DURECT’s efforts, DURECT may terminate such right of NYCOMED after prior written notice and discussion with NYCOMED.

4.7 Suspension of Clinical Development Activities. Either Party shall, subject to Applicable Laws and Regulations, have the right to immediately suspend the relevant Clinical development activities with respect to the Product for a particular indication in the event that such Party, reasonably and in good faith, determines that there exists significant and urgent concerns relating to patient safety with respect to such Clinical Trials, after first conferring with the other Party with respect thereto. The Party making the determination to suspend such Clinical activities shall notify the other Party in writing immediately of any such suspension and the reasons therefor. The JDC shall then promptly determine what actions should be taken with respect to such Clinical activities. Once a determination is made by the JDC with respect to the appropriate actions to be taken, if such action requires amendment of the relevant JDP, Post-Registration Plan or development plan with respect to a Non-EU Jurisdiction, the JDC shall make a formal recommendation of its conclusions to the JEC, including the results of its conclusions. Upon receiving approval of the JEC to make any recommended changes, the JDC shall be authorized, and is hereby directed, to implement such actions.

4.8 Reporting Adverse Events. As soon as practicable, and in no event later than [* * *] calendar days of the Effective Date, NYCOMED and DURECT will develop and agree upon safety data exchange procedures which will be set forth in a separate and detailed safety agreement (the “Pharmacovigilance Agreement”). The Pharmacovigilance Agreement will

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describe the coordination of collection, investigation, reporting, and exchange of information concerning adverse drug reactions (and to the extent applicable, adverse events) with respect to the Product (as defined in the then current edition of ICH Guidelines and any other relevant regulations or regulatory guidelines) or any other safety problem of significance (each such adverse event or problem, an “Adverse Event”), and product quality and product complaints involving Adverse Events, sufficient to permit each Party, its Affiliates, Sublicensees or licensees to comply with its legal obligations, including to the extent applicable, those obligations contained in ICH Guidelines. The safety data exchange procedures will be promptly updated if required by changes in legal requirements or by agreement between the Parties. [* * *]

4.9 [* * *]

5. DISTRIBUTION AND PROMOTION.

5.1 Generally. As promptly as is reasonable after obtaining necessary Regulatory Approval, NYCOMED (or its Affiliates or designees) shall use Commercially Reasonable Efforts to launch and Commercialize the Product in the Territory in accordance with the Marketing Plan. As between the Parties, NYCOMED will be exclusively responsible for Commercializing the Product in the Territory and all Costs associated therewith.

5.2 Marketing Plan. No later than [* * *] months prior to the anticipated date of the First Commercial Sale of the Product in the Territory, NYCOMED shall develop a Marketing Plan for the Product in the Territory[* * *]. The Marketing Plan shall include, at such time as appropriate, [* * *]. The marketing effort in the Marketing Plan shall be commensurate with Commercially Reasonable Efforts. The Marketing Plan shall be updated by NYCOMED [* * *] at least once [* * *] by a date no later than [* * *] so as to cover the next [* * *] full calendar years.

5.3 NYCOMED Responsibilities; Rights. In connection with its responsibilities for distribution, marketing and sales of the Product in the Territory, NYCOMED shall provide for all sales force personnel (including sales administration and training), order entry, customer service, reimbursement management, medical affairs, medical information, marketing (including all advertising and promotional expenditures), warehousing, physical distribution, invoicing, credit and collections, forecasting and other related facilities and services necessary for such Commercialization.

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5.4 Promotional Materials and Activities. DURECT shall be presented with [* * *] NYCOMED’s planned promotional materials and promotional activities with respect to the Product in the Territory. All promotional materials and promotional activities shall be developed by NYCOMED consistent with the then current Marketing Plan. To the extent commercially feasible and permitted by laws and regulations, all promotional materials shall include an acknowledgment of DURECT as the developer and licensor of the Product.

5.5 Commercialization Costs. From and after the Effective Date, NYCOMED shall be responsible for all Costs relating to the Commercialization of the Product in the Territory.

5.6 Commercial Diligence. Promptly after obtaining Regulatory Approval of the Product in a Jurisdiction (and in any event within [* * *] after such approvals), NYCOMED (or its Affiliates or Sublicensees) shall commence and shall continue diligently to use Commercially Reasonable Efforts to Commercialize the Product on a nationwide basis in such Jurisdiction, so long as NYCOMED retains Commercialization rights in such Jurisdiction. Without limiting the foregoing, at any time after the [* * *] of the First Commercial Sale of the Product in the first Major Market Country, provided that DURECT has made available or supplied to NYCOMED sufficient quantities of Product available for sale within the Major Market Country in accordance with the terms of the Supply Agreement, DURECT may, upon [* * *] calendar days prior written notice to NYCOMED, terminate the rights of NYCOMED hereunder to Commercialize the Product in a Major Market Country in which a Product is not being commercially sold by NYCOMED, its Affiliates or Sublicensees. In addition, at any time after the [* * *] of the First Commercial Sale of the Product in the first Major Market Country, provided that DURECT has made available or supplied to NYCOMED sufficient quantities of Product available for sale within the applicable Jurisdiction in accordance with the terms of the Supply Agreement, DURECT may, upon [* * *] calendar days prior written notice to NYCOMED, terminate the rights of NYCOMED hereunder to Commercialize the Product in any Jurisdiction other than a Major Market Country in which a Product is not being commercially sold by NYCOMED, its Affiliates or Sublicensees, unless [* * *]. The Jurisdictions with respect to which DURECT has terminated NYCOMED’s rights hereunder (the “Terminated Countries”) will thereafter no longer be included in the Territory.

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5.7 Global Marketing Team. To the extent reasonably feasible, DURECT shall permit NYCOMED to participate in any global marketing strategy team formed by DURECT that includes DURECT and/or Third Parties licensed by DURECT to market the Product outside the Territory to discuss marketing tactics and synergies for the Product.

6. PAYMENTS.

6.1 One-time Payments to DURECT. NYCOMED shall, against invoice, pay to DURECT the following non-refundable and non-creditable payments (each a “One-Time Payment”) within [* * *] calendar days after the occurrence of the specific event (Timing), except the signing fee (Milestone No. 1) which shall be paid within [* * *] business days from the execution of the Agreement by both Parties.

Milestone No.	Timing	One-Time Payments to DURECT (U.S. Dollars)
1	The execution of this Agreement by both Parties	Fourteen Million Dollars ($14.000.000)

[* * *]

Each Party shall promptly notify the other Party when any event triggering a One-Time Payment listed above has occurred, [* * *].

6.2 Royalties. As long as NYCOMED sells Product commercially under this Agreement, and subject to the other provisions of this Section 6, NYCOMED shall pay Royalties to DURECT in respect of the license granted to NYCOMED by DURECT hereunder. In a Jurisdiction where the Patent Royalty Term is in effect, NYCOMED shall owe DURECT Patent Royalties with respect to annual Net Sales of Product in such Jurisdiction. In a Jurisdiction where the Know-How Royalty Term is in effect, NYCOMED shall owe DURECT Know-How Royalties with respect to annual Net Sales of Product in such Jurisdiction. The aggregate of all Patent Royalties and Know-How Royalties that are due to DURECT in any Annual Net Sales Period (as defined below) shall be referred to herein as “Royalties.”

(a) Patent Royalties. Patent Royalties shall begin to accrue in accordance with the chart set forth below, on a Jurisdiction-by-Jurisdiction basis, on Net Sales within the

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Territory on the date of the First Commercial Sale of the Product in such Jurisdiction and shall be payable until the expiration of all Patents containing one or more Valid Claims that would be infringed by the development, manufacture, sale, offer for sale, use, importation or exportation of the Product as Commercialized in the Territory (such period the “Patent Royalty Term”).

Aggregate Annual Net Sales of all countries in the Territory	Royalty to DURECT (percent of Net Sales)
Up to €[* * *] annual sales:	15%
>€[* * *] annual sales:	[* * *] %
>€[* * *] annual sales:	[* * *] %
>€[* * *] annual sales:	[* * *] %
>€[* * *] annual sales:	[* * *] %
>€[* * *] annual sales:	[* * *] %
>€[* * *] annual sales:	[* * *] %
>€[* * *] annual sales	[* * *] %
>€ [* * *] annual sales:	40%

The Royalty rates set forth above shall apply only to that portion of Net Sales within the applicable tier of Net Sales.

The periods by which annual Net Sales are measured for purposes of this Section 6.2 shall be a calendar year (each, an “Annual Net Sales Period”) except that the first Annual Net Sales Period shall begin on the first day of the calendar quarter preceding the First Commercial Sale and continue to the end of the calendar quarter ending on December 31st of that calendar year. Patent Royalty payments for the first Annual Net Sales Period shall be calculated in the manner provided above. For purposes of illustration, see Example 1 in Schedule 6.2.

(b) Know-How Royalties.

(i) Know-How Royalties shall begin to accrue, on a Jurisdiction-by-Jurisdiction basis, on Net Sales in the Territory immediately after the expiration of the Patent Royalty Term in such Jurisdiction, or in the event that there is no Patent containing one or more Valid Claims that would be infringed by the development, manufacture, sale, offer for sale, use, importation or exportation of the Product in such Jurisdiction, on the date of the First Commercial Sale of the Product in such Jurisdiction, and shall be

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payable as long as NYCOMED shall continue to sell the Product in such Jurisdiction (such period the “Know-How Royalty Term”). Subject to the other provisions of this Section 6, if the Know-How Royalty Term is in effect in a Jurisdiction, NYCOMED shall pay DURECT Know-How Royalties with respect to the aggregate annual Net Sales in such Jurisdiction at a rate of [* * *]. For purposes of illustration, see Example 2 in Schedule 6.2.

(ii) [* * *]

(iii) The first Annual Net Sales Period in which Know-How Royalties are payable shall begin on the first day of the Know-How Royalty Term and continue to the end of the calendar quarter ending on December 31st of that calendar year. Know-How Royalty payments for such Annual Net Sales Period shall be calculated in the manner provided above for Patent Royalties.

(c) Method of Calculation of Royalties. Schedule 6.2 hereto sets forth examples of the method of calculation of Royalties intended by the Parties.

6.3 Currency Conversion. Royalties with respect to any Net Sales in Jurisdictions where the Euro is not used as currency shall be calculated by converting the amount of Net Sales into the corresponding amount in Euros and applying the applicable Royalties percentage under this Section 6.2 to such amount. The currency conversion shall be made using the rate of exchange that is the commercial rate of exchange for the conversion of the currency in which sales were made to Euros as published by the European Central Bank on the last business day of the calendar quarter during which such sales were made.

7. PAYMENTS AND REPORTS.

7.1 Payments of Royalties. Beginning [* * *] calendar days after the end of the calendar quarter in which the First Commercial Sale is made and for each calendar quarter thereafter (no later than [* * *] calendar days after the end of such calendar quarter), NYCOMED shall submit a statement to DURECT, which shall set forth the amount of Net Sales in the Territory by Jurisdiction, during such quarter, and the calculation of Royalties due on such Net Sales in each Jurisdiction and in the aggregate for the Territory for such quarter. [* * *] Each such statement shall be accompanied by the payment, if any, due to DURECT.

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7.2 Mode of Payment for One-Time Payments and Royalties. NYCOMED shall make all payments required under this Agreement by wire transfer to any account specified by DURECT or as otherwise directed by DURECT from time to time in U.S. Dollars, calculated using the rate of exchange which is the average commercial rate of exchange for the [* * *] calendar days preceding the date of payment for the conversion of Euros to U.S. Dollars as published by the European Central Bank.

7.3 Records Retention. NYCOMED, its Sublicensees, DURECT and each such Party’s respective Affiliates shall keep complete and accurate records pertaining to the Development Costs and sale of Product and the calculation of Net Sales in the Territory to permit the determination of Development Costs and Royalties for a minimum period of [* * *] calendar years after the calendar year in which such sales or costs occurred, and in sufficient detail to permit the Parties to confirm the accuracy of each of the foregoing.

7.4 Audit Request. During the Term of this Agreement and for a period of [* * *] years thereafter, at the request and Cost of a Party (the “Auditing Party”), DURECT and its Affiliates (in the case of a request by NYCOMED) or NYCOMED and its Affiliates and Sublicensees (in the case of a request by DURECT) (the “Audited Party”) shall permit an independent, certified public accountant appointed by the Auditing Party and reasonably acceptable to the Audited Party, at reasonable times and upon reasonable notice, not less than [* * *] calendar days, but not more often than once in each calendar year, to examine such records during the [* * *] years prior to the notice as may be necessary to determine the correctness of any report or payment made under this Agreement or obtain information as to the determination of the Development Costs, Net Sales and Royalties payable for any calendar quarter in such audited period. Results of any such examination shall be made available to all Parties except that said independent, certified public accountant shall verify to the Auditing Party such amounts and shall disclose no other information revealed in such audit. The examination shall also include disclosure of the methodology and calculations used to determine the results. The said independent, certified public accountant shall execute a written confidentiality agreement with the Audited Party.

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7.5 Cost of Audit. The Auditing Party shall bear the full Cost of the performance of any audit requested by the Auditing Party except as hereinafter set forth. If, as a result of any inspection of the books and records of the Audited Party, it is shown that payments made by one Party to the other under this Agreement were less than the amount which should have been paid, then such Party shall make all payments required to be made to eliminate any discrepancy revealed by said inspection within [* * *] calendar days. In the event that the audit shows that an overpayment has been made by a Party based on an incorrect invoice of the other Party, then the other Party shall reimburse such overage amount to such Party, including interest at the rate of [* * *] (or the maximum interest allowable by Applicable Law, whichever is less). Furthermore, if the payments made were less than [* * *] of the amount that should have been paid during any calendar year, or if there was a overcharge of more than [* * *] of the amount of that was owed, in either case due to the error of the Audited Party, the Audited Party shall also reimburse the Auditing Party for reasonable Costs incurred by the Auditing Party in respect of such audit.

7.6 No Non-Monetary Consideration for Sale. NYCOMED and its Sublicensees and Affiliates shall not accept or solicit any non-monetary consideration for the sale of the Product without the prior written consent of DURECT. Subject to the applicable oversight and approval responsibilities of the JDC set forth in Section 2.2(b), the use by NYCOMED and its Affiliates of a customary and reasonable amount of the Product for promotional sampling shall not violate this Section 7.6.

8. COMMERCIAL SUPPLY OF PRODUCT

8.1 Commercial Supply Agreement. DURECT shall supply to NYCOMED its requirements for Product for commercial sale in the Territory. DURECT and NYCOMED shall each use Commercially Reasonable Efforts [* * *], to enter into a supply agreement (the “Supply Agreement”) and associated technical agreement governing QA (“Technical Agreement”) for such Product providing for the supply by DURECT (by itself or through a Third Party manufacturer) of all of NYCOMED’s and its Affiliates’ and Sublicensees’ commercial requirements (including Phase IV Clinical Trials) of such Product in the Territory and also outlining division of cGMP roles and responsibilities between DURECT and its designated CMO’s. Such Product shall meet the specifications provided for in the Supply Agreement and associated Technical Agreement to be executed by each of the Parties hereto. Under the Supply Agreement, NYCOMED shall pay DURECT the Transfer Price set forth in Section 8.2 below. [* * *]

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8.2 Transfer Price. The transfer price for Product (“Transfer Price”) will be DURECT’s Manufacturing Costs plus [* * *]%, subject to the following conditions:

[* * *]

The following table shows a series of examples of how the Transfer Price per Unit is calculated: [* * *]

9. INTELLECTUAL PROPERTY.

9.1 Ownership. As between the Parties, all Inventions shall be owned by DURECT. To the extent necessary to effectuate the foregoing, NYCOMED shall take any action reasonably necessary to effectuate DURECT’s ownership pursuant to the foregoing including executing all

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assignment documents necessary to perfect the ownership interests (subject to DURECT reimbursing all reasonable out-of-pocket expenses incurred by NYCOMED in connection therewith). DURECT shall at all times have all right, title and interest in and to the Patents, DURECT Know-How and Intellectual Property Rights relating to the Product, whether in existence on the Effective Date or developed during the Term of this Agreement, subject to the rights granted to NYCOMED pursuant to this Agreement.

9.2 Prosecution and Maintenance of the Patents.

(a) DURECT shall have full responsibility for, and shall use Commercially Reasonable Efforts to control the preparation, prosecution and responses to oppositions to grant of, and shall [* * *], all Patents. DURECT shall use Commercially Reasonable Efforts to prosecute, validate and maintain all Patents owned by DURECT in the Territory. [* * *]

(b) NYCOMED shall cooperate with DURECT (or its designee) to execute all lawful papers and instruments, to make all rightful oaths and declarations and to provide consultation and assistance as may be necessary in the preparation, prosecution, maintenance and enforcement of all such Patents pursuant to this Agreement.

(c) Subject to appropriate confidentiality undertakings, each Party shall notify the other Party promptly after the completion of invention disclosure statements (or similar type of internal process employed by such Party for recording or recognizing inventions) for each Invention (or, if any provisional or other patent application is filed claiming such invention, promptly upon such filing), and shall provide a copy of written documentation of the Invention suitable to describe the invention and identify any inventors participating in the invention (or, if any patent application is filed, a full and complete copy of the documents submitted to the relevant patent office) to the other Party.

9.3 Patent Term Extensions. The Parties shall notify each other of the issuance of each patent included within the Patents where a patent term extension, adjustment or restoration, or supplementary protection certificate (an “SPC,” and together with patent term extensions, adjustments and restorations, “Patent Term Extensions”) is possible in any Jurisdiction of the Territory, giving the date of issue and patent number for each such Patent Term Extension.

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DURECT shall, at its discretion, seek available Patent Term Extensions of Patents in the Territory. NYCOMED shall execute such authorizations and other documents, provide information and take such other actions as may be reasonably requested by DURECT to obtain such Patent Term Extensions. The Parties shall cooperate with each other in obtaining Patent Term Extensions wherever applicable to such Patents. All filings for such Patent Term Extensions in the Territory shall be made by DURECT at its sole Cost.

9.4 Enforcement of Intellectual Property Rights.

(a) Relevant Infringement. In the event that either NYCOMED or DURECT becomes aware of any Third Party product that is or is intended to be made, used, sold, offered for sale, imported or exported in the Territory that it believes is directly competing with the Product and either infringe the Patents or constitute a misappropriation of DURECT Know-How, such Party will promptly notify the other Party of all the relevant facts and circumstances known by it in connection with the infringement or misappropriation. NYCOMED and DURECT shall thereafter consult and cooperate fully to determine a course of action, including the commencement of legal action as provided in this Section 9.4 by either or both Parties, to terminate any such infringement or address and rectify such misappropriation.

(i) DURECT shall have the first option at its own Cost to initiate, prosecute and control the enforcement of any of the Patents against infringement or misappropriation of DURECT Know-How, in each case, by a Third Party in the Territory through the marketing or sale of a product that the Parties reasonably agree is directly competing with the Product (“Relevant Third Party Infringement”). If DURECT does not initiate an action to abate such Relevant Third Party Infringement pursuant to this Section 9.4(a) within [* * *] calendar days of being requested in writing to do so by NYCOMED, NYCOMED shall have the right at its own Cost to initiate, prosecute and control an action to abate such Relevant Third Party Infringement. The Party prosecuting such action will control the action and will bear all the Costs, including settlement thereof; provided, that no settlement or consent judgment or other voluntary final disposition of any such action brought by a Party pursuant to this Section 9.4(a) may be entered into without the prior written consent of the other Party, such consent not to be

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unreasonably withheld or delayed, if such settlement would require the other Party to be subject to an injunction or to make a monetary payment or would adversely affect the Patents (e.g., restrict the claims in or admit any invalidity of any of the Patents) or otherwise significantly adversely affect the rights of the other Party to this Agreement. NYCOMED shall not grant any rights under the Patents including a license or covenant not to sue, without DURECT’s prior written consent. For any such action to terminate the Relevant Third Party Infringement, in the event that either Party is unable to initiate or prosecute such action solely in its own name or it is otherwise advisable to obtain an effective remedy, the other Party will join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for the enforcing Party to initiate, prosecute and maintain such action. Each Party shall at its own Cost promptly give to the Party bringing such action such reasonable assistance (including providing access to its employees, including but not limited to technical staff, key staff and scientists, for consultation as necessary) as the Party bringing the action may reasonably request. The Party undertaking any action shall keep the other reasonably informed of the progress of the action and shall consider the comments and observations of the other Party or its counsel in prosecuting the action.

(ii) Any recovery obtained as a result of an action against Relevant Third Party Infringement brought under this Section 9.4(a), whether by judgment, award, decree or settlement, will first be applied to reimbursement of each Party’s Costs in bringing such action, and any remaining balance will be distributed as follows:

[* * *]

(b) Other Infringement. DURECT shall have the sole right at its own Cost and for its own benefit to initiate, prosecute and control any action to abate the infringement of the Patents or misappropriation of the DURECT Know-How (i) outside the Territory or (ii) other than in relation to a Relevant Third Party Infringement, in the Territory.

9.5 Declaratory Actions. In the event that either NYCOMED or DURECT becomes aware of any action initiated by a Third Party (or any counterclaim or defense asserted in any other action) in the Territory alleging invalidity or unenforceability of any Patents, such Party

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will promptly notify the other Party of all the relevant facts and circumstances known by it in connection with the action. Other than in connection with an action under Section 9.4(a), DURECT shall defend and control any action initiated by a Third Party (or any counterclaim or defense asserted in any other action) in the Territory alleging invalidity or unenforceability of any Patents in its sole discretion, including the right to settle any such action, unless such settlement would require NYCOMED to be subject to an injunction or would restrict the claims in or admit any invalidity of any of the Patents or significantly adversely affect the rights of NYCOMED under this Agreement. If DURECT fails to defend any such action initiated by a Third Party (or any counterclaim or defense asserted in any other action) within [* * *] calendar days of notice from such Third Party (or such shorter time period that would permit NYCOMED a reasonable opportunity to respond in a timely manner), NYCOMED shall thereafter have the right to defend and control any such invalidity action, counterclaim or defense in the Territory. The Party defending such action will control the action and will bear all the Costs, including settlement thereof; provided, that no settlement or consent judgment or other voluntary final disposition of any such action may be entered into without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed, if such settlement would require the other Party to be subject to an injunction or to make a monetary payment or would adversely affect the Patents (e.g., restrict the claims in or admit any invalidity of any of the Patents) or otherwise significantly adversely affect the rights of the other Party to this Agreement. NYCOMED may not grant any rights under the Patents including a license or covenant not to sue, without DURECT’s prior written consent. Each Party shall at its own Cost promptly give to the Party defending such action such reasonable assistance (including providing access to its technical staff for consultation as necessary) as such Party may reasonably request, including being joined in such action if necessary. The Party undertaking any proceedings shall keep the other reasonably informed of the progress of the action and shall consider the comments and observations of the other Party or its counsel in such action.

9.6 Defense of Third Party Claims.

(a) Each Party shall notify the other Party promptly of any claim of, or action for, infringement of any patents or misappropriation of trade secret rights of any Third Party

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that is threatened, made or brought against either Party by reason of the development, manufacture, use, sale, offer for sale, importation, exportation or marketing of the Product by either Party. As between NYCOMED and DURECT, DURECT shall be solely responsible for defense of all such claims, including all related Costs, with respect to alleged infringement or misappropriation by the manufacture, use, sale, offer for sale, exportation and importation of the Product outside the Territory, so long as the alleged infringing or misappropriating activity is carried out by or on behalf of DURECT.

(b) In the event of the institution of any claim, action or suit by a Third Party against either Party for patent infringement or misappropriation of Third Party Know-How involving the development, manufacture, use, sale, offer for sale, importation, exportation, marketing or Commercialization of the Product in the Territory, excluding any such activity being carried out by or on behalf of DURECT (“Relevant Third Party Claim”), [* * *] Subject to the terms of this Section 9.6, the Party defending the Relevant Third Party Claim shall control such defense and shall be responsible for its own Costs associated with such defense, including all fees and costs of attorneys, expert witnesses and court costs, provided that the defending Party shall: (i) use legal counsel reasonably acceptable to the other Party, (ii) regularly consult with the other Party or its counsel to keep them fully informed on the progress and status of the Relevant Third Party Claim, and (iii) provide copies of all material documents and consider in good faith all comments and suggestions made by the other Party or its counsel. The other Party shall, at its own Cost, assist the defending Party (including providing access to its technical staff for consultation as necessary) and cooperate in the Relevant Third Party Claim at the defending Party’s request including being joined in such action if necessary. The defending Party may not settle, compromise or dispose of any Relevant Third Party Claim without the other Party’s prior written consent, which consent will not be unreasonably withheld or delayed if such settlement would require the other Party to be subject to an injunction or to make a monetary payment or would adversely affect the Patents (e.g., restrict the claims in or admit any invalidity of any of the Patents) or otherwise significantly adversely affect the rights of the other Party to this Agreement.

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(c) In the event that: (A) there is a final determination by a court of competent jurisdiction that such Third Party patent is infringed or Third Party Know-How has been misappropriated by the development, manufacture, use, sale, offer for sale, importation, exportation, marketing or Commercialization of the Product in the Territory in accordance with this Agreement, or (B) a settlement is entered into that disposes of the Relevant Third Party Claim in accordance with the last sentence of Section 9.6(b) above, then:

[* * *]

10. PUBLICATION; CONFIDENTIALITY

10.1 Notification: The Parties recognize that each may wish to publish the results of their work relating to the subject matter of this Agreement. However, the Parties also recognize the importance of acquiring patent protection and other considerations. Consequently, subject to any Applicable Laws obligating any Party to do otherwise, any proposed publication by any Party concerning the subject matter of this Agreement shall comply with this Section 10. All such publications, whether written or oral, shall be prepared in accordance with the publication strategy established by each Party and reviewed by the JEC. At least [* * *] calendar days before a manuscript is to be submitted to a publisher, the publishing Party will provide the JEC with a copy of the manuscript. If the publishing Party wishes to make an oral presentation, it will provide the JEC with a summary of such presentation at least [* * *] calendar days before such oral presentation and, if an abstract is to be published, [* * *] calendar days before such abstract is to be submitted. Any oral presentation, including any question period, shall not include any Confidential Information belonging to a Party unless such Party agrees in writing to such inclusion in advance of such oral presentation.

10.2 Review. The JEC will review the manuscript, abstract, text or any other material provided to it under Section 10.1 to determine whether patentable subject matter or valuable trade secrets are disclosed and to assess the accuracy of the technical content therein. The JEC will notify the publishing Party within [* * *] calendar days of receipt of the proposed publication if the JEC, in good faith, determines that patentable subject matter or valuable trade secrets are or may be disclosed, or if the JEC, in good faith, believes Confidential Information is or may be disclosed. If it is determined by the JEC that patent applications should be filed in

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advance of the proposed publication, the publishing Party shall delay its publication or presentation for a period not to exceed [* * *] calendar days from the JEC’s receipt of the proposed publication or presentation to allow time for the filing of patent applications covering patentable subject matter. In the event that the delay needed to complete the filing of any necessary patent application will exceed the [* * *]-day period, the JEC will discuss the need for obtaining an extension of the publication delay beyond the [* * *]-day period. If it is determined in good faith by a Party that Confidential Information or proprietary information of such Party is being disclosed, the Parties shall consult in good faith to arrive at an agreement on mutually acceptable modifications to the proposed publication or presentation to avoid such disclosure. Any publications (whether written or oral), where commercially feasible, shall acknowledge DURECT as the developer and licensor of the Product.

10.3 Publicity. Neither Party will make any public announcement concerning the existence of or the terms of this Agreement or regarding the development or Commercialization of the Product in the Territory, without the prior written approval of the other Party with regard to the form, content and precise timing of such announcement, except such as may be required to be made by either Party in order to comply with applicable law, regulations, court order, or tax or securities filings. Such consent will not be unreasonably withheld or delayed by such other Party. Each Party hereby agrees that any such public announcements (whether written or oral) shall acknowledge DURECT as the developer and licensor of the Product. Prior to any such public announcement, the Party wishing to make the announcement will submit a draft of the proposed announcement to the other Party not less than [* * *] business days in advance to enable the other Party to consider and comment thereon. Failure to respond with comments in writing prior to [* * *] before scheduled release shall be deemed approval of such release. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 10.3 is intended to prohibit either Party from republishing or restating information relating to this Agreement that has already been approved by the other Party for use in a prior press release or public announcement.

10.4 Confidentiality: Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the Term of this Agreement and for [* * *]

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years thereafter, the receiving Party, its Affiliates and its designees shall, and shall ensure that their respective employees, officers, directors and other representatives shall, keep completely confidential and not publish or otherwise disclose and not use for any purpose any information including all Know-How furnished to it or them by the disclosing Party, its Affiliates or its designees, except to the extent that it can be established by the receiving Party by competent proof that such information: (i) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the disclosing Party; (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party; (iii) became generally available to the public or was otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; (iv) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had, to the receiving Party’s knowledge, no legal obligation not to disclose such information to others; or (v) was independently generated by the receiving Party without reference to Confidential Information of the disclosing Party (all such information to which none of the foregoing exceptions applies, and the terms of this Agreement, shall be deemed “Confidential Information”). Any and all information and materials, including any and all Intellectual Property Rights therein and thereto, owned by a Party shall constitute Confidential Information of such Party which shall be deemed the disclosing Party with respect to such Confidential Information. Notwithstanding the foregoing, the obligations of confidentiality under this Section 10.4 regarding any Confidential Information relating to or containing a Party’s trade secret that has been suitably identified to the other Party as such shall continue indefinitely so long as the subject trade secret remains as Confidential Information.

10.5 Exceptions to Obligation: The restrictions contained in Sections 10.4 shall not apply to Confidential Information that: (i) is submitted by the recipient to a governmental authority to obtain Regulatory Approval for the Product, provided that reasonable measures shall be taken to assure confidential treatment of such information; (ii) is provided by the recipient to Third Parties under confidentiality provisions at least as stringent as those in this Agreement, in connection with consulting, development, manufacturing, external testing, or marketing trials under this Agreement or in connection with a proposed financing transaction, merger, acquisition

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or other change of control of a Party or sale of all or substantially all of the assets of a Party; or (iii) is otherwise required to be disclosed in compliance with applicable laws or regulations or order by a court or other regulatory body having competent jurisdiction; provided that if a Party is required to make any such disclosure of the disclosing Party’s Confidential Information such Party will, except where impracticable for necessary disclosures (for example, to physicians conducting studies or to health authorities), give reasonable advance notice to the disclosing Party of such disclosure requirement, and will use all reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed.

10.6 Limitations on Use: Each Party shall use, and cause each of its Affiliates and its licensees to use, any Confidential Information obtained by such Party from the disclosing Party, its Affiliates or its licensees, pursuant to this Agreement or otherwise, solely in connection with the activities or transactions contemplated by this Agreement.

10.7 Remedies: Each Party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to seek an injunction, without the posting of any bond or other security, enjoining or restraining the other Party, its Affiliates and/or its licensees from any violation or threatened violation of this Section 10.

11. REPRESENTATIONS AND WARRANTIES

11.1 Representations and Warranties of the Parties.

Each Party represents and warrants to the other Party that as of the Effective Date:

(a) Such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b) Such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement and has full power and authority to enter into this Agreement and perform its obligations under this Agreement;

(c) This Agreement has been duly executed by such Party and constitutes a valid and legally binding obligation of such Party, enforceable in accordance with its terms,

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subject to and limited by: (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws generally applicable to creditors’ rights; and (ii) judicial discretion in the availability of equitable relief;

(d) With the exception of required Regulatory Approvals, such Party has obtained, or is not required to obtain, the consent, approval, order, or authorization of any Third Party, or has completed, or is not required to complete, any registration, qualification, designation, declaration or filing with, any Governmental Entity, in connection with the execution and delivery of this Agreement and the performance by such Party of its obligations under this Agreement, including any grant of rights to the other Party pursuant to this Agreement;

(e) The execution and delivery of this Agreement, and the performance by such Party of its obligations under this Agreement, including the grant of rights to the other Party pursuant to this Agreement, does not and will not: (i) conflict with, nor result in any violation of or default under any instrument, judgment, order, writ, decree, contract or provision to which such Party is otherwise bound; (ii) give rise to any lien, charge or encumbrance upon any assets of such Party or the suspension, revocation, impairment, forfeiture or non-renewal of any material permit, license, authorization or approval that applies to such Party, its business or operations or any of its assets or properties; or (iii) conflict with any rights granted by such Party to any Third Party or breach any obligation that such Party has to any Third Party;

(f) Each Party has and will continue to have written contracts with all Third Parties (including employees and subcontractors) performing services on its behalf under this Agreement where such services may give rise to the creation of inventions that may be Collaboration Inventions that assign to such Party all Collaboration Inventions and rights therein;

(g) As of the Effective Date, each Party is in compliance with Section 3.2;

(h) As of the Effective Date, neither Party knows of [* * *]; and

(i) During the Term of the Agreement, each Party will not engage, retain or employ any employees, subcontractors or consultants to perform any part of the Development

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Program that (A ) have been debarred or convicted of a crime for which an entity or person could be debarred under 21 U.S.C. Section 335a (or equivalent law in any applicable Jurisdiction), or (B) is under indictment for a crime for which a person or an entity could be debarred under 21 U.S.C. Section 335a (or equivalent law in any applicable Jurisdiction).

11.2 Additional Representations and Warranties of DURECT.

DURECT hereby further represents and warrants to NYCOMED that as of the Effective Date:

[* * *]

11.3 Additional Representations and Warranties of NYCOMED.

NYCOMED hereby further represents and warrants to DURECT that as of the Effective Date:

[* * *].

11.4 Disclaimer of Other Warranties. EXCEPT AS SET FORTH IN THIS AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

11.5 Survival of Representations. The representations and warranties set forth in this Agreement shall survive indefinitely.

12. INDEMNIFICATION; INSURANCE

12.1 Indemnification by DURECT.

DURECT shall indemnify, defend and hold NYCOMED and its Affiliates, and their respective directors, officers, employees and agents (each an “NYCOMED Related Party”) harmless from and against any and all damages, losses, judgments, penalties, fines, settlements, and Costs (including reasonable fees of attorneys and other professionals) (“Damages”) arising out of Third Party claims relating to the Product that result from: (i) the wrongful promotion or marketing of the Product in the Territory by DURECT, its Affiliates, licensees or designees; and (ii) any other breach by DURECT of this Agreement including breach by DURECT of its representations and warranties hereunder.

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12.2 Indemnification by NYCOMED. NYCOMED shall indemnify, defend and hold DURECT and its Affiliates and their respective directors, officers, employees and agents (each a “DURECT Related Party”) harmless from and against any and all Damages arising out of Third Party claims relating to the Product that result from: (i) any breach by NYCOMED of this Agreement, including breach by NYCOMED of its representations and warranties hereunder; (ii) the wrongful promotion or marketing of the Product outside the Territory by NYCOMED, its Affiliates, Sublicensees or designees; (iii) the Commercialization of the Product by NYCOMED, its Sublicensees, Affiliates or designees under this Agreement.

12.3 Shared Liability. If Damages arise out of Third Party claims that are subject to indemnification by NYCOMED under Section 12.2 and also subject to indemnification by DURECT under Section 12.1, then the Parties shall indemnify each other to the extent of their respective liability for the Damages. In the event that the Parties cannot agree to their respective indemnity obligations hereunder, a Party shall be free at any time to seek resolution of the respective indemnity obligations of the Parties under this Section 12 pursuant to the provisions set forth in Section 14.12.

12.4 Indemnification Procedure. Upon receipt by the Party seeking indemnification hereunder (an “Indemnified Party”) of notice of any action, suit, proceeding, claim, demand or assessment against such Indemnified Party which might give rise to Damages, the Indemnified Party shall give prompt written notice thereof to the Party from which indemnification is sought (the “Indemnifying Party”) indicating the nature of claim and the basis therefore, provided that the failure to give such prompt notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent the Indemnifying Party or the defense of any such claim is materially prejudiced thereby. The Indemnifying Party shall have the right, at its option, to assume the defense of, at its own Cost and by its own counsel, any such claim involving the asserted liability of the Indemnified Party. If any Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall agree to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such asserted liability; provided, however, that the Indemnifying Party shall not, as part of any settlement or

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other compromise, admit to liability or agree to an injunction without the written consent of the Indemnified Party. Notwithstanding an election by the Indemnifying Party to assume the defense of any claim as set forth above, such Indemnified Party shall have the right (at its own Cost if the Indemnifying Party has elected to assume such defense) to employ separate counsel and to participate in the defense of any claim.

12.5 Cost of Enforcement. All Costs incurred by an Indemnified Party in connection with enforcement of its rights under Sections 12.1 and 12.2, as applicable, shall also be reimbursed by the Indemnifying Party promptly after final determination that such Indemnified Party is entitled to such indemnification by the Indemnifying Party.

12.6 LIMITATION ON DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER, WHETHER PURSUANT TO THE FOREGOING INDEMNIFICATION OBLIGATIONS OR OTHERWISE, FOR SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING BUSINESS INTERRUPTION OR LOST PROFITS, OR PUNITIVE DAMAGES; PROVIDED, HOWEVER, THIS EXCLUSION IS NOT INTENDED TO, NOR SHALL, EXCLUDE ACTUAL OR COMPENSATORY DAMAGES OF THE AFFECTED PARTY, INCLUDING SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OWED TO THIRD PARTIES AS A RESULT OF A THIRD PARTY CLAIM.

12.7 Insurance. Each Party shall carry and maintain in full force and effect while this Agreement is in effect reasonable insurance in view of its obligations hereunder but in amounts no less than that specified for each type:

(a) Comprehensive general liability insurance with combined limits of not less than $[* * *] per occurrence and $[* * *] per accident for bodily injury, including death, and property damage;

(b) Workers’ compensation insurance in the amounts required by the law of the Jurisdictions, countries or states in which such Party’s workers are located; and

(c) Products liability insurance with a policy limit of at least $[* * *] per occurrence and in the aggregate.

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Each Party hereto shall name the other Party hereto as an “additional insured” on all policies relating to the insurance described in this Section 12.7. Each Party upon request shall provide the other with evidence of such insurance. Each Party shall provide to the other [* * *] calendar days’ prior written notice of any proposed cancellation, termination, reduction or change in its coverage.

13. TERM AND TERMINATION

13.1 Term of Agreement. This Agreement shall become effective as of the Effective Date and remain in effect until terminated pursuant to the other provisions of this Section 13.

13.2 Termination for Safety. If during the development or Commercialization of the Product, the Product becomes subject to a pattern of Serious Adverse Drug Experiences (as defined below) or either Party receives notice from a Regulatory Authority, independent review committee, data safety monitoring board or another similar Clinical Trial or post-marketing monitoring body alleging significant concern regarding a patient safety issue, in each case which NYCOMED, in good faith, reasonably believes would seriously impact the long-term viability of the Product, NYCOMED shall have the right to terminate its rights and obligations under this Agreement upon [* * *] written notice so long as NYCOMED reasonably believes the patient safety issue would seriously impact the long-term viability of the Product in the Territory. For purposes of this Agreement, a “Serious Adverse Drug Experience” means any adverse drug experience occurring at any dose that results in any of the following outcomes: death, a life-threatening adverse drug experience, inpatient hospitalization or prolongation of existing hospitalization, a persistent or significant disability/incapacity, or a congenital anomaly/birth defect. Important medical events that may not result in death, be life-threatening, or require hospitalization may be considered a Serious Adverse Drug Experience when, based upon appropriate medical judgment, they may jeopardize the patient or subject and may require medical or surgical intervention to prevent one of the outcomes listed in this definition.

13.3 Termination for Material Breach. Upon the material breach by one Party under this Agreement, the other Party shall notify the breaching Party of such breach, and require that the breaching Party cure such breach within [* * *] calendar days or, in the case of payment defaults, within [* * *] days, or in the case of a breach that cannot be cured within [* * *] days,

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within a reasonable period not exceeding [* * *] days so long as the breaching party is diligently proceeding to cure such default. In the event that a material breach by such Party is not cured within the applicable cure period and without limiting other available remedies, the other Party shall have the right to terminate this Agreement upon written notice.

13.4 Termination for Patent Challenge. In the event that NYCOMED or any of its Affiliates or Sublicensees commences or otherwise pursues, directly or indirectly (or voluntarily assists Third Parties to do so, other than as required by law or legal process), any proceeding seeking to have any of the Patents revoked or declared invalid, unpatentable, or unenforceable, DURECT may as its sole remedy terminate this Agreement upon written notice to NYCOMED. Likewise if DURECT does not properly maintain the Patents in the Territory which has a material and adverse impact on the commercial value of the Product in the Territory, NYCOMED may as its sole remedy terminate this Agreement upon written notice to DURECT.

13.5 Termination for Bankruptcy. Either Party may immediately terminate this Agreement upon the occurrence of either of the following: (a) the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of the other Party in an involuntary case under any applicable national, federal, or state insolvency or other similar law, and the continuance of any such decree or order unstayed and in effect for a period of [* * *] consecutive calendar days; or (b) the filing by the other Party of a petition for relief under any applicable national, federal, or state insolvency or other similar law. All rights and licenses granted under or pursuant to this Agreement, including amendments hereto, by each Party to the other Party are, for all purposes of 11 U.S.C. Section 365(n), licenses of rights to intellectual property as defined in Title 11.

13.6 Termination After Patent Expiration. After the expiration of the Patent Royalty Terms in all of the Major Market Countries, NYCOMED may terminate this Agreement upon [* * *] prior written notice to DURECT.

13.7 Termination For Other Reasons. In the event that neither of the events [* * *], then NYCOMED shall have a right to terminate this Agreement giving DURECT [* * *] days prior written notice, provided that such notice is delivered no later than [* * *].

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13.8 Effect of Termination.

Upon termination of this Agreement by a Party:

(a) [* * *];

(b) all obligations on NYCOMED to pay any One-Time Payments for events not having occurred by the termination date shall terminate;

(c) [* * *];

(d) if applicable, NYCOMED shall continue during the notice period before termination becomes effective (or if reasonably practicable and agreed to by NYCOMED at such time, allow DURECT or its Clinical research organizations (“CROs”) to continue subject to Section 4.5(a) any ongoing Clinical Trial for which NYCOMED has responsibility and in which patient dosing has commenced; and

(e) [* * *].

13.9 Post-Termination. Upon and after termination of this Agreement, DURECT shall indemnify, defend and hold harmless the NYCOMED Related Parties against any and all Damages incurred or suffered by any NYCOMED Related Party, or with which any of them may be faced, to the extent arising out of or caused by the manufacture, distribution, marketing, promotion, sale or other use of the Product by or on behalf of DURECT or its Affiliates or licensees after the effective date of the termination.

13.10 Surviving Provisions. Expiration or any termination of this Agreement shall not release a party from the obligations to make any payments that were due or had accrued immediately prior the effective date of such termination (including non-cancelable obligations or commitments made in good faith prior to notice of termination), and the following Sections of this Agreement shall survive any expiration or termination of this Agreement for any reason: (i) Sections 1, 4.4, 7.3-7.5, 9.1, 10, 11, 12.1-12.6, 13.8-13.10 and 14, (ii) Section 9.6 (with respect to events occurring during the Term of this Agreement).

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14. MISCELLANEOUS PROVISIONS

14.1 Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

14.2 Assignment. Neither Party shall assign this Agreement or its rights or obligations hereunder without the express written consent of the other Party hereto, except that either Party may assign or transfer this Agreement and its rights or obligations hereunder without the consent of the other Party to (i) an Affiliate, (ii) any assignee of all or substantially all of its business, or (iii) its successor in the event of its merger, consolidation or involvement in a similar transaction. An assignment or transfer by a Party pursuant to this Section 14.2 shall be binding on its successors or assigns. No such assignment or transfer shall be valid or effective unless done in accordance with this Section 14.2.

14.3 Books and Records. Any books and records to be maintained under this Agreement by a Party or its Affiliates shall be maintained in accordance with GAAP.

14.4 Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be reasonably necessary or appropriate in order to carry out the purposes and intent of this Agreement.

14.5 Notice. Any notice, request or other communication required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered, facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

In the case of DURECT, to:

DURECT Corporation

2 Results Way

Cupertino, CA 95014

Attention: General Counsel

Facsimile No: (408) 777-3577

Telephone No.: (408) 777-1417

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In the case of NYCOMED, to:

NYCOMED Danmark ApS

Langebjerg 1

DK-4000 Roskilde

Denmark

Attention: General Counsel

Facsimile No: +45 46 75 66 40

Telephone No.: +45 46 77 11 11

or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service.

14.6 Use of Name. Except as otherwise provided herein, DURECT, on the one hand, and NYCOMED on the other hand, shall not have any right, express or implied, to use in any manner the name or other designation of the other or any other trade name, trademark or logos of the other for any purpose, unless consented to in writing by the other Party.

14.7 Waiver. A waiver by any Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and except as specifically provided herein none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

14.8 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement. This Agreement, to the extent signed and delivered by means of a facsimile machine (or pdf-file attachment to Email), shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

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14.9 Severability. When possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

14.10 Amendment. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

14.11 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the [* * *] without regard to conflicts of law principles.

14.12 Dispute Resolution.

(a) The Parties recognize that a bona fide dispute as to certain matters may from time to time arise during the Term of this Agreement that relate to any Party’s rights or obligations hereunder. In the event of the occurrence of any Dispute (as defined below), either Party may within [* * *] years after the act or failure to act giving rise to the Dispute, by written notice to the other, have such Dispute referred to its highest ranking officer for attempted resolution by good faith negotiations within [* * *] calendar days after such notice is received. If either Party desires to pursue arbitration under paragraph (b) below to resolve any such Dispute, unless expressly provided for otherwise herein, a referral to such executives under this paragraph (a) shall be a mandatory condition precedent. Said designated officers as of the Effective Date are as follows.

For DURECT: President and CEO

For NYCOMED: President and CEO

In the event that they shall be unable to resolve the Dispute by executive mediation within such [* * *] day period, then the Dispute shall be finally settled by binding arbitration as provided below.

(b) Except as expressly otherwise provided in this Agreement, any dispute arising out of or relating to the interpretation of any provisions of this Agreement or the failure

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of either Party to perform or comply with any obligation of such Party pursuant to this Agreement or the breach, termination or validity hereof (a “Dispute”), shall be exclusively and finally settled by arbitration under the Commercial Arbitration rules of the [* * *] then in effect (the “Rules”), as modified by the terms set forth in this Section 14.12(b): The place of arbitration of any Dispute shall be in [* * *]. Such arbitration shall be conducted by three arbitrators, one appointed by each of NYCOMED and DURECT and the third selected by the party-appointed arbitrators. Each arbitrator shall be neutral and impartial and shall have relevant experience in the pharmaceutical industry. NYCOMED and DURECT shall make their respective appointments within [* * *] business days of receipt by the respondent of a copy of the demand for arbitration. Such party-appointed arbitrators shall select the third arbitrator within [* * *] business days of the appointment of the second arbitrator. If any arbitrator is not timely appointed, on the request of any Party such arbitrator shall be appointed by the [* * *] in accordance with the listing, striking and ranking provisions in the Rules. The arbitrators shall render an award as expeditiously as possible; if practicable, within [* * *] months after the appointment of the third arbitrator. Any award rendered by the arbitrators shall be final and binding upon the Parties. Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. Except as provided in Section 12.5, each Party shall pay its own Costs of arbitration, provided, however, the fees and expenses of the arbitrators shall be equally shared between NYCOMED and DURECT. Any Costs (including attorney’s fees and expenses) incident to enforcing the award shall be charged against the Party resisting such enforcement. This Section 14.12 shall not prohibit a Party from seeking preliminary injunctive relief in aid of arbitration from a court of competent jurisdiction in the event of a breach or prospective breach of this Agreement by any other Party which would cause irreparable harm to the Party seeking such relief. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitrators shall have full authority to grant provisional remedies and to direct the Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the arbitrators’ orders to that effect.

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(c) Whenever a Dispute is expressly designated in this Agreement as one to be resolved through the Accelerated Arbitration Provisions, then such Dispute shall be finally settled by arbitration under the then current [* * *] applicable to the Rules (“Expedited Rules”) and in accordance with the terms set forth in this Section 14.12(c) (the “Accelerated Arbitration Provisions”): The place of arbitration shall be [* * *]. Such arbitration shall be conducted by a single neutral and impartial arbitrator agreed upon by the Parties within five (5) business days of receipt by respondent of a copy of the demand for arbitration. If the Parties fail to timely agree, on the request of any Party, such arbitrator shall be appointed by the [* * *] in accordance with the Expedited Rules. The Dispute shall be resolved by submission of documents unless the arbitrator determines (or the Parties agree) that an oral hearing is necessary. The award shall be rendered, if practicable, within forty-five (45) calendar days of the appointment of the arbitrator. Any award rendered by the arbitrator shall be final and binding upon the Parties. Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. Except as provided in Section 12.5, each Party shall pay its own Costs of arbitration, provided, however, the fees and expenses of the arbitrator shall be equally shared between NYCOMED and DURECT. Any Costs (including attorney’s fees and expenses) incident to enforcing the award shall be charged against the party resisting such enforcement. This Section 14.12(c) shall not prohibit a Party from seeking preliminary injunctive relief in aid of arbitration from a court of competent jurisdiction in the event of a breach or prospective breach of this Agreement by any other Party which would cause irreparable harm to the Party seeking such relief. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitrator shall have full authority to grant provisional remedies and to direct the Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the arbitrator’s orders to that effect.

14.13 Compliance with Laws. Each Party shall review in good faith and cooperate in taking actions to ensure compliance of this Agreement and the Parties’ activities hereunder with all Applicable Laws. Each Party shall provide the other Party such reasonable assistance as may be required for the Party requesting such assistance to comply with all Applicable Laws necessary to permit the Parties to perform hereunder and to exercise their respective rights hereunder.

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14.14 Force Majeure. Except where expressly provided for herein, neither Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement to the extent that such failure or delay is due to Force Majeure, and without the willful wrongdoing, recklessness or gross negligence of the Party so failing or delaying. For purposes of this Agreement, “Force Majeure” is defined as causes beyond the reasonable control of the Party, including acts of God; changes in regulations or laws of any government; war; terrorism; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers. In the event that the ability of DURECT or NYCOMED to perform its obligations under this Agreement, as the case may be, shall be so affected, the affected Party shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled and the [* * *] calendar days thereafter. To the extent possible, each Party shall use Commercially Reasonable Efforts to minimize the duration of any Force Majeure.

14.15 Entire Agreement. This Agreement including schedules and exhibits thereto, including the JDP together with all other future written agreements entered into by the Parties and specifically made a part of this Agreement, constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement.

14.16 Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

14.17 No Third Party Beneficiaries. Except for rights and obligations specifically referred to herein that apply to Affiliates, sublicenses or licensees of the Parties, nothing in this

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Agreement is intended to confer on any Person other than DURECT or NYCOMED any rights or obligations under this Agreement, and there are no intended Third Party beneficiaries to this Agreement.

14.18 Descriptive Headings; Certain Terms. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

14.19 Fees and Payments. All fees and payments made by one Party to the other under this Agreement shall be deemed non-refundable unless expressly provided to the contrary herein.

14.20 No Implied Licenses. Except as specifically and expressly granted in this Agreement, no rights or licenses to any intellectual property rights are granted by either Party to the other, by implication, estoppel or otherwise, and each Party specifically reserves all its rights with respect to any intellectual property rights not specifically granted hereunder. Furthermore, unless expressly provided otherwise herein, each Party may use and practice its own Intellectual Property Rights, technology and data in any manner not inconsistent with the terms of this Agreement without the consent of the other Party and without obligation to notify the other Party of its intended use.

14.21 Information for Financial Reporting. In addition to Section 7.1 and Section 4.5(b), each Party agrees to use Commercially Reasonable Efforts to provide to the other Party such financial information including Development Costs and/or Royalties within [* * *] days of the end of each calendar month to allow the other Party to accrue the proper expenses and revenues as required under GAAP and required for financial reporting under Applicable Laws; provided, however, for clarity, this Section 14.21 shall not be construed to require a Party to disclose any information that is not otherwise required to be disclosed to the other Party under the terms of this Agreement.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

DURECT Corporation

By:	/S/ JAMES E. BROWN
Name:	James E. Brown
Title:	President and Chief Executive Officer

NYCOMED DANMARK APS

By:	/S/ HÅKAN BJÖRKLUND
Name:	Håkan Björklund
Title:	Chief Executive Officer

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Schedule 1.14- Development Costs

[* * *]

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Schedule 1.44—Patents

[* * *]

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Schedule 1.49- Product Description

[* * *]

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Schedule 1.58-Territory

Denmark	Sweden
Norway	Finland
Germany	Austria
Belgium	Holland (The Netherlands)
France	Italy
UK	Ireland
Poland	Switzerland
Iceland	Luxembourg
Spain	Portugal
Estonia	Latvia
Lithuania	Greece
Hungary	Czech Republic
Russia	Romania
CIS (all 11 “Commonwealth of Independant former Soviet Union States”): Ukraine, Georgia, Belarus, Kazakhstan, Uzbekistan, Azerbadjan, Armenia, Moldovia, Kyrgyz Republic, Tajikstan, Turkmenistan
Bulgaria	Turkey
Israel	Slovenia
Slovakia	Lichtenstein
Malta	Cyprus
Mexico	Brazil
Argentina	Australia
South Africa	New Zealand
Chile

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Schedule 2.1- Initial Members (including co-chairpersons and secretary) of JEC

[* * *]

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Schedule 2.2 - Initial Members (including chairperson and secretary) of JDC

[* * *]

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Confidential

Schedule 6.2 -Exemplary Royalty Calculation

[* * *]

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